Exhibit 99.1

News Release

Lockheed Martin Reports First Quarter 2016 Results

—	Net sales of $11.7 billion
—	Net earnings of $794 million, or $2.58 per share
—	Generated cash from operations of $1.6 billion
—	Returned $1.0 billion to stockholders, inclusive of $0.5 billion in share repurchases
—	Increases 2016 outlook for sales, operating profit, earnings per share and cash from operations

BETHESDA, Md., April 26, 2016 – Lockheed Martin [NYSE: LMT] today reported first quarter 2016 net sales of $11.7 billion, compared to $10.1 billion in the first quarter of 2015. Net earnings in the first quarter of 2016 were $794 million, or $2.58 per share, compared to $878 million, or $2.74 per share, in the first quarter of 2015. Cash from operations in the first quarter of 2016 was $1.6 billion, compared to $1.0 billion in the first quarter of 2015.

First quarter 2016 net earnings included special charges for workforce reductions at the Corporation’s Aeronautics and Information Systems & Global Solutions (IS&GS) business segments of $99 million, which decreased net earnings $64 million, or $0.21 per share.

“We achieved strong operational and financial results this quarter and took actions to further strengthen our competitive and strategic position in the market,” said Lockheed Martin Chairman, President and CEO Marillyn Hewson. “We’re confident that these actions will increase value for both our customers and stockholders.”

Summary Financial Results

The following table presents the Corporation’s summary financial results.

(in millions, except per share data)	Quarters Ended
	March 27,	March 29,
	2016	2015
Net sales	$11,702	$10,111

Business segment operating profit	$1,223	$1,306
Unallocated items
FAS/CAS pension adjustment	246	119
Special item - severance charges[1]	(99)	–
Other, net	(73)	(69)
Total unallocated items	74	50
Consolidated operating profit	$1,297	$1,356

Net earnings	$794	$878

Diluted earnings per share	$2.58	$2.74

Cash from operations	$1,563	$957

[1]	Severance charges in the first quarter of 2016 consist of amounts associated with the elimination of certain positions at the Aeronautics and IS&GS business segments. These charges reduced net earnings about $64 million, or $0.21 per share. Severance charges for initiatives that are not significant are included in business segment operating profit.

2016 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law and restructuring activities until such items have been consummated or enacted. For additional factors that may impact the Corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

(in millions, except per share data)	Current Update	January 2016

Net sales	$49,600 – $51,100	$49,500 – $51,000

Business segment operating profit	$5,025 – $5,175	$4,900 – $5,050
FAS/CAS pension adjustment	No Change	~975
Special item – severance charges	~(100)	–
Other, net	No Change	~(275)
Consolidated operating profit	$5,625 – $5,775	$5,600 – $5,750

Diluted earnings per share	$11.50 – $11.80	$11.45 – $11.75

Cash from operations	≥$5,400	≥$5,300

Cash Deployment Activities

The Corporation’s cash deployment activities in the first quarter of 2016 consisted of the following:

—	repurchasing 2.4 million shares for $501 million, compared to 3.0 million shares for $604 million in the first quarter of 2015;
—	paying cash dividends of $533 million, compared to $498 million in the first quarter of 2015; and
—	making capital expenditures of $151 million, compared to $118 million in the first quarter of 2015.

Segment Results

We operate in five business segments: Aeronautics, IS&GS, Missiles and Fire Control (MFC), Mission Systems and Training (MST) and Space Systems. We organize our business segments based on the nature of the products and services offered. During the fourth quarter of 2015, we realigned certain programs among our business segments in connection with a strategic review of our government information technology (IT) and technical services businesses. The amounts, discussion and presentation of our business segments for all periods presented in these consolidated financial statements have been reclassified to reflect the program realignment. Additionally, the results of our MST business segment include the operations of Sikorsky since its November 6, 2015 acquisition date. Accordingly, the results of Sikorsky operations are included in our business segment results of operations for the quarter ended March 27, 2016 but not for the quarter ended March 29, 2015.

Operating profit of the business segments includes the Corporation’s share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the Corporation’s business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the Corporation’s primary equity method investee. Operating profit of the Corporation’s business segments excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with U.S. generally accepted accounting principles (FAS) and pension costs recoverable on U.S. Government contracts as determined in accordance with U.S. Government Cost Accounting Standards (CAS); expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and goodwill impairments; gains or losses from divestitures; the effects of certain legal settlements; corporate costs not allocated to the Corporation’s business segments; and other miscellaneous corporate activities.

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margin may also be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; asset impairments; and losses on sales of assets. Segment operating profit and items such as risk retirements, reductions of profit booking rates or other matters are presented net of state income taxes. The following table presents summary operating results of the Corporation’s five business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended
	March 27,	March 29,
	2016	2015
Net sales
Aeronautics	$3,799	$3,134
Information Systems & Global Solutions	1,334	1,390
Missiles and Fire Control	1,434	1,383
Mission Systems and Training	3,004	1,979
Space Systems	2,131	2,225
Total net sales	$11,702	$10,111

Operating profit
Aeronautics	$420	$371
Information Systems & Global Solutions	109	145
Missiles and Fire Control	221	286
Mission Systems and Training	229	180
Space Systems	244	324
Total business segment operating profit	1,223	1,306
Unallocated items
FAS/CAS pension adjustment	246	119
Special item - severance charges	(99)	–
Other, net	(73)	(69)
Total unallocated items	74	50
Total consolidated operating profit	$1,297	$1,356

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments and other matters, represented approximately 33 percent of total segment operating profit in the first quarter of 2016, compared to approximately 38 percent in the first quarter of 2015.

Aeronautics

(in millions)	Quarters Ended
	March 27,	March 29,
	2016	2015
Net sales	$3,799	$3,134
Operating profit	$420	$371
Operating margin	11.1%	11.8%

Aeronautics’ net sales in the first quarter of 2016 increased $665 million, or 21 percent, compared to the same period in 2015. The increase was primarily attributable to higher net sales of approximately $400 million for the F-35 program due to increased volume on aircraft production and sustainment activities; approximately $190 million for the C-130 program due to increased deliveries (six aircraft delivered in the first quarter of 2016 compared to four delivered in the same period in 2015), contract mix and sustainment activities; and approximately $80 million for the C-5 program due to increased deliveries (two aircraft delivered in the first quarter of 2016 compared to one delivered in the same period in 2015).

Aeronautics’ operating profit in the first quarter of 2016 increased $49 million, or 13 percent, compared to the same period in 2015. Operating profit increased approximately $30 million for the F-35 program due to increased volume and sustainment activities; and approximately $10 million for the C-130 program as a result of increased deliveries. Adjustments not related to volume, including net profit booking rate adjustments, in the first quarter of 2016 were comparable to the same period in 2015.

Information Systems & Global Solutions

(in millions)	Quarters Ended
	March 27,	March 29,
	2016	2015
Net sales	$1,334	$1,390
Operating profit	$109	$145
Operating margin	8.2%	10.4%

IS&GS’ net sales in the first quarter of 2016 decreased $56 million, or 4 percent, compared to the same period in 2015. The decrease was attributable to lower net sales of approximately $65 million as a result of the wind-down or completion of certain programs to provide IT solutions to U.S. defense and intelligence agencies (including the U.S. Army Corps of Engineers (ACE) IT program); and increased competition, coupled with the fragmentation of existing large contracts into multiple smaller contracts that are awarded primarily on the basis of price when re-competed.

IS&GS’ operating profit in the first quarter of 2016 decreased $36 million, or 25 percent, compared to the same period in 2015. The decrease was attributable to lower operating profit of approximately $25 million due to development issues on a large international data center migration and consolidation program, caused by unanticipated challenges in application remediation and data center migration activities; and about $10 million due to the wind-down or completion of certain programs to provide IT solutions to U.S. defense and intelligence agencies (including ACE IT). Adjustments not related to volume, including net profit booking rate adjustments, were $30 million lower in the first quarter of 2016 compared to the same period in 2015.

Missiles and Fire Control

(in millions)	Quarters Ended
	March 27,	March 29,
	2016	2015
Net sales	$1,434	$1,383
Operating profit	$221	$286
Operating margin	15.4%	20.7%

MFC’s net sales in the first quarter of 2016 increased $51 million, or 4 percent, compared to the same period in 2015. The increase was attributable to higher net sales of approximately $80 million for fire control programs due to increased deliveries (including LANTIRN® and SNIPER®); and approximately $50 million for tactical missiles programs due to increased deliveries (primarily Hellfire). These increases were partially offset by decreases in net sales of approximately $90 million for air and missile defense programs (primarily Patriot Advanced Capability-3 (PAC-3) due to fewer deliveries and Terminal High Altitude Area Defense due to lower volume).

MFC’s operating profit in the first quarter of 2016 decreased $65 million, or 23 percent, compared to the same period in 2015. The decrease was attributable to lower operating profit of approximately $45 million for air and missile defense programs as a result of lower risk retirements and fewer deliveries (primarily PAC-3); and approximately $15 million for fire control programs, primarily due to lower risk retirements (Apache). Adjustments not related to volume, including net profit booking rate adjustments, were approximately $80 million lower in the first quarter of 2016 compared to the same period in 2015.

Mission Systems and Training

(in millions)	Quarters Ended
	March 27,	March 29,
	2016	2015
Net sales	$3,004	$1,979
Operating profit	$229	$180
Operating margin	7.6%	9.1%

MST’s net sales in the first quarter of 2016 increased $1.0 billion, or 52 percent, compared to the same period in 2015. The increase was primarily attributable to net sales of approximately $990 million from Sikorsky, net of adjustments required to account for the acquisition of this business which occurred in the fourth quarter of 2015.

MST’s operating profit in the first quarter of 2016 increased $49 million, or 27 percent, compared to the same period in 2015. The increase was attributable to higher operating profit of approximately $60 million from undersea systems programs due primarily to a reserve in the first quarter of 2015 for performance matters on an international program; approximately $30 million for integrated warfare systems and sensors programs due primarily to increased risk retirements (including Halifax Class Modernization); and approximately $30 million from training and logistics programs due primarily to higher risk retirements resulting from the favorable resolution of contract matters. These increases were partially offset by an operating loss of approximately $60 million from Sikorsky due primarily to intangible amortization and adjustments required to account for the acquisition of this business which occurred in the fourth quarter of 2015. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $90 million higher in the first quarter of 2016 compared to the same period in 2015.

Space Systems

(in millions)	Quarters Ended
	March 27,	March 29,
	2016	2015
Net sales	$2,131	$2,225
Operating profit	$244	$324
Operating margin	11.5%	14.6%

Space Systems’ net sales in the first quarter of 2016 decreased $94 million, or 4 percent, compared to the same period in 2015. The decrease was attributable to lower net sales of approximately $130 million for government satellite programs due to decreased volume (primarily Space Based Infrared System and Advanced Extremely High Frequency). This decrease was partially offset by higher net sales of approximately $40 million for the Orion program due to increased volume.

Space Systems’ operating profit in the first quarter of 2016 decreased $80 million, or 25 percent, compared to the same period in 2015. The decrease was attributable to lower operating profit of approximately $55 million for various government satellite and other programs due to decreased volume and risk retirements; and approximately $25 million due to decreased equity earnings in joint ventures. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $60 million lower in the first quarter of 2016 compared to the same period in 2015.

Total equity earnings recognized by Space Systems (primarily ULA) represented approximately $50 million, or 20 percent, of this business segment’s operating profit in the first quarter of 2016, compared to approximately $75 million, or 23 percent, in the first quarter of 2015.

Income Taxes

The Corporation’s effective income tax rate was 29.9 percent in the first quarter of 2016, compared to 30.6 percent in the first quarter of 2015. The rates for both periods benefited from tax deductions for U.S. manufacturing activities and for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature. The rate in the first quarter of 2016 benefited from the research and development tax credit, which was permanently extended and reinstated in the fourth quarter of 2015.

Conference Call Information

Lockheed Martin will webcast live its first quarter 2016 earnings results conference call (listen-only mode) on Tuesday, April 26, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 125,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:

Bill Phelps, director, Media Relations, 301-897-6308; william.phelps@lmco.com

Investor Relations Contacts:

Jerry Kircher, vice president, Investor Relations, 301-897-6584; jerry.f.kircher@lmco.com

Greg Gardner, director, Investor Relations, 301-897-6455; greg.m.gardner@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

—	the Corporation’s reliance on contracts with the U.S. Government, all of which are conditioned upon the availability of funding;

—	declining budgets; affordability initiatives; the implementation of automatic sequestration under the Budget Control Act of 2011 or Congressional actions intended to replace sequestration;
—	risks related to the development, production, performance, schedule, cost and requirements of complex and technologically advanced programs including the Corporation’s largest, the F-35 program;
—	economic, industry, business and political conditions (domestic and international) including their effects on governmental policy;
—	the Corporation’s success in growing international sales and expanding into adjacent markets and risks associated with doing business in new markets and internationally;
—	the competitive environment for the Corporation’s products and services, including increased market pressures in the Corporation’s services businesses, competition from outside the aerospace and defense industry, and increased bid protests;
—	planned production rates for significant programs and compliance with stringent performance and reliability standards;
—	the performance of key suppliers, teammates, venture partners, subcontractors and customers;
—	the timing and customer acceptance of product deliveries;
—	the Corporation’s ability to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;
—	the impact of cyber or other security threats or other disruptions to the Corporation’s businesses;
—	the Corporation’s ability to implement capitalization changes such as share repurchase activity and pension funding or debt levels;
—	the Corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;
—	the accuracy of the Corporation’s estimates and projections;
—	risk of a future impairment of goodwill or other long-term assets;
—	movements in interest rates and other changes that may affect pension plan assumptions and actual returns on pension plan assets;
—	realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the Corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;
—	the ability to successfully integrate the Sikorsky business and realize synergies and other expected benefits of this acquisition, and the impact of oil and gas trends on financial performance;
—	adjustments required as a result of the ongoing purchase accounting analysis related to the Sikorsky acquisition;
—	risks related to the completion of the Corporation’s previously announced transaction with Leidos related to the Corporation’s IS&GS business segment, including anticipated timing; obtaining stockholder and regulatory approvals and anticipated tax treatment; the dependency of any split-off transaction on market conditions; and the value to be received in any split-off transaction and the amount of any potential decrease in outstanding shares or book gain;
—	the adequacy of the Corporation’s insurance and indemnities;
—	materials availability;

—	the effect of changes in (or interpretation of): legislation, regulation or policy, including those applicable to procurement (including competition from fewer and larger prime contractors), cost allowability or recovery, accounting, taxation, or export; and
—	the outcome of legal proceedings, bid protests, environmental remediation efforts, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the Corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the Securities and Exchange Commission (SEC) including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2015. The Corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation

Consolidated Statements of Earnings1

(unaudited; in millions, except per share data)

	Quarters Ended
	March 27, 2016	March 29, 2015

Net sales	$11,702	$10,111
Cost of sales	(10,467)	(8,848)
Gross profit	1,235	1,263
Other income, net	62	93
Operating profit	1,297	1,356
Interest expense	(164)	(93)
Other non-operating income, net	1	3
Earnings before income taxes	1,134	1,266
Income tax expense	(340)	(388)

Net earnings	$794	$878
Effective tax rate	29.9%	30.6%

Earnings per common share
Basic	$2.61	$2.78
Diluted	$2.58	$2.74

Weighted average shares outstanding
Basic	304.5	315.4
Diluted	307.8	320.2

Common shares reported in stockholders' equity at end of period	303	313

[1]	The Corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 27 for the first quarter of 2016 and March 29 for the first quarter of 2015. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the Corporation's fiscal year ends on Dec. 31.

Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended
	March 27, 2016	March 29, 2015	% Change
Net sales
Aeronautics	$3,799	$3,134	21%
Information Systems & Global Solutions	1,334	1,390	(4)%
Missiles and Fire Control	1,434	1,383	4%
Mission Systems and Training	3,004	1,979	52%
Space Systems	2,131	2,225	(4)%
Total net sales	$11,702	$10,111	16%

Operating profit
Aeronautics	$420	$371	13%
Information Systems & Global Solutions	109	145	(25)%
Missiles and Fire Control	221	286	(23)%
Mission Systems and Training	229	180	27%
Space Systems	244	324	(25)%
Total business segment operating profit	1,223	1,306	(6)%
Unallocated items
FAS/CAS pension adjustment	246	119
Special item - severance[1]	(99)	-
Other, net	(73)	(69)
Total unallocated items	74	50	N/M
Total consolidated operating profit	$1,297	$1,356	(4)%

Operating margins
Aeronautics	11.1%	11.8%
Information Systems & Global Solutions	8.2%	10.4%
Missiles and Fire Control	15.4%	20.7%
Mission Systems and Training	7.6%	9.1%
Space Systems	11.5%	14.6%
Total business segment operating margins	10.5%	12.9%

Total consolidated operating margins	11.1%	13.4%

[1]	Severance charges in the first quarter of 2016 consist of amounts associated with the elimination of certain positions at the Aeronautics and IS&GS business segments. These charges reduced net earnings about $64 million, or $0.21 per share, in the first quarter of 2016. Severance charges for initiatives that are not significant are included in business segment operating profit.

Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	March 27, 2016	December 31, 2015¹
Assets
Current assets
Cash and cash equivalents	$1,452	$1,090
Receivables, net	8,620	8,061
Inventories, net	5,223	4,962
Other current assets	472	460
Total current assets	15,767	14,573

Property, plant and equipment, net	5,417	5,490
Goodwill	13,583	13,576
Intangible assets, net	4,121	4,147
Deferred income taxes	5,893	5,931
Other noncurrent assets	5,377	5,411
Total assets	$50,158	$49,128

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,715	$1,974
Customer advances and amounts in excess of costs incurred	6,856	6,988
Salaries, benefits and payroll taxes	1,963	1,916
Current maturities of long-term debt	956	956
Other current liabilities	2,422	2,085
Total current liabilities	14,912	13,919

Long-term debt, net	14,320	14,305
Accrued pension liabilities	11,800	11,807
Other postretirement benefit liabilities	1,072	1,070
Other noncurrent liabilities	4,877	4,930
Total liabilities	46,981	46,031

Stockholders' equity
Common stock, $1 par value per share	303	303
Additional paid-in capital	-	-
Retained earnings	14,128	14,238
Accumulated other comprehensive loss	(11,254)	(11,444)
Total stockholders' equity	3,177	3,097
Total liabilities and stockholders' equity	$50,158	$49,128

[1]	Certain prior period amounts have been reclassified to conform with current period presentation.

Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Quarters Ended
	March 27, 2016	March 29, 2015

Operating activities
Net earnings	$794	$878
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	296	244
Stock-based compensation	44	40
Severance charges	99	-
Changes in assets and liabilities
Receivables, net	(558)	(661)
Inventories, net	(310)	(205)
Accounts payable	751	375
Customer advances and amounts in excess of costs incurred	(146)	(242)
Postretirement benefit plans	246	292
Income taxes	225	395
Other, net	122	(159)
Net cash provided by operating activities	1,563	957

Investing activities
Capital expenditures	(151)	(118)
Other, net	4	26
Net cash used for investing activities	(147)	(92)

Financing activities
Issuance of long-term debt, net of related costs	-	2,213
Repurchases of common stock	(501)	(604)
Proceeds from stock option exercises	28	65
Dividends paid	(533)	(498)
Other, net	(48)	(1)
Net cash (used for) provided by financing activities	(1,054)	1,175

Net change in cash and cash equivalents	362	2,040
Cash and cash equivalents at beginning of period	1,090	1,446
Cash and cash equivalents at end of period	$1,452	$3,486

Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2015	$303	$-	$14,238	$(11,444)	$3,097
Net earnings	-	-	794	-	794
Other comprehensive income, net of tax[1]	-	-	-	190	190
Repurchases of common stock	(2)	(107)	(392)	-	(501)
Dividends declared[2]	-	-	(512)	-	(512)
Stock-based awards and ESOP activity	2	107	-	-	109
Balance at March 27, 2016	$303	$-	$14,128	$(11,254)	$3,177

[1]	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to postretirement benefit plans.

[2]	Represents dividends of $1.65 per share declared during the first quarter of 2016.

Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

	March 27, 2016	Dec. 31, 2015
Backlog
Aeronautics	$30,700	$31,800
Information Systems & Global Solutions	4,500	4,800
Missiles and Fire Control	15,100	15,500
Mission Systems and Training	29,800	30,100
Space Systems	17,800	17,400
Total backlog	$97,900	$99,600

	Quarters Ended
Aircraft Deliveries	March 27, 2016	March 29, 2015
F-16	2	3
F-35	6	8
C-130J	6	4
C-5	2	1